Exhibit 5.10

John R. Cooney

Kenneth L. Harrigan

James M. Parker

Arthur D. Melendres

James P. Houghton

Paul M. Fish

R. E. Thompson

Ruth M. Schifani

Lynn H. Slade

Larry P. Ausherman

Douglas R. Vadnais

Walter E. Stern III

Patrick J. Rogers

Duane E. Brown

Martha G. Brown

William C. Scott

Tim L. Fields

Douglas G. Schneebeck

Charles A. Armgardt

Earl E. DeBrine, Jr.

Timothy C. Holm

George R. McFall

Roberta Cooper Ramo

William R. Keleher

Lisa Mann

Stuart R. Butzier

Donald A. DeCandia

Margaret L. Meister

Michael L. Carrico

Angelo J. Artuso

Peter L. Franklin

Jennifer A. Noya

John J. Kelly

Zachary L. McCormick

Marjorie A. Rogers

Karen L. Kahn

Christopher P. Muirhead

Maria O’Brien

Stan N. Harris

Marco E. Gonzales

Michelle A. Hernandez

Jennifer G. Anderson

Marte D. Lightstone

Joan E. Drake

Paul T. Halajian

Alex C. Walker

John J. Wheir

Susan M. Bisong

Emil J. Kiehne

Lorena Olmos

Samantha M. Adams

H. Jesse Jacobus III

Brian K. Nichols

Megan T. Muirhead

Nadine E. Shea

Anna E. Indahl

Jennifer A. Clements

Deana M. Bennett

Tiffany L. Roach Martin

Cristin M. Heyns

Allison L. Biles

Daniel M. Alsup

Zachary R. Cormier

Dahlia R. Dorman

Spencer L. Edelman

Nathan T. Nieman

Christina C. Sheehan

Kevin D. Pierce

Jeremy K. Harrison

Sarah M. Stevenson

Katherine M. Creagan

Elizabeth A. Martinez

Jason J. Rudd

Jennifer L. Bradfute

Barry J. Berenberg

Modrall Sperling

Roehl Harris & Sisk P.A.

Bank of America Centre

500 Fourth Street NW

Suite 1000

Albuquerque,

New Mexico 87102

PO Box 2168

Albuquerque,

New Mexico 87103-2168

Tel: 505.848.1800

www.modrall.com

March 28, 2012

CHS/Community Health Systems, Inc.

Re: CHS/Community Health Systems, Inc. 8% Senior Notes Due 2019 Guaranteed by Deming Hospital Corporation, Roswell Hospital Corporation and San Miguel Hospital Corporation (each a “Guarantor” and collectively, “Guarantors”)

Ladies and Gentlemen:

We have acted as special New Mexico counsel to Guarantors in connection with the Guarantors’ proposed guarantees (the “Guarantees”), along with the other guarantors under the Indenture (as defined below), of up to $2,000,000,000 in aggregate principal amount of 8% Senior Notes due 2019 (the “Exchange Notes”) of CHS/Community Health Systems, Inc., a Delaware corporation (the “Company”). The Exchange Notes are to be issued by the Company, and the Guarantees are to be made by the Guarantors, in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), filed with the Securities and Exchange Commission on or about March 21, 2012. The Exchange Notes and the Guarantees will be issued pursuant to an Indenture dated as of November 22, 2011 among the Company, the Guarantor, the additional guarantors named therein and U.S. Bank National Association, as trustee (the “Indenture”). The obligations of the Company under the Exchange Notes will be guaranteed by the Guarantor, along with the other guarantors, pursuant to guarantee provisions in the Indenture. This opinion letter is being furnished in accordance with the requirements of Item 21 of Form S-4 and Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act of 1933, as amended.

This Opinion Letter (“Opinion Letter”) is provided to you at the request of Guarantors. The Law covered by the opinions expressed in this Opinion Letter is limited to the law of the State of New Mexico. For purposes of this Opinion Letter, the law (“Law”) is the statutes, the judicial and administrative decisions and the rules and regulations of the governmental agencies of New Mexico, but not including its Local Law. Local law (“Local Law”) is the ordinances, the administrative decisions, and the rules and regulations of counties, towns, and municipalities and special political subdivisions (whether created or enabled through legislative action at the federal or state level), and judicial decisions to the extent that they deal with any of the foregoing. Statutory references are to New Mexico Statutes Annotated (1978) as amended, unless otherwise indicated.

Of Counsel

Dale W. Ek

Judy A. Fry

Susan R. Stockstill

Joe C. Diaz

CHS/Community Health Systems, Inc.

March 28, 2012

Documents Reviewed. For purposes of this Opinion Letter, we have examined the following documents:

1. Indenture dated as of November 22, 2011.

2. Certificate of Good Standing and Compliance for Deming Hospital Corporation issued by the New Mexico Public Regulation Commission (“NMPRC”) dated March 26, 2012.

3. Certificate of Good Standing and Compliance for Roswell Hospital Corporation issued by the NMPRC dated January 26, 2012.

4. Certificate of Good Standing and Compliance for San Miguel Hospital Corporation issued by the NMPRC dated January 26, 2012.

5. Certificate of Good Standing and Compliance for Deming Hospital Corporation issued by the NMPRC dated March 26, 2012

6. Resolution of the Board of Directors of Deming Hospital Corporation of a Special Meeting of the Board of Directors held March 2, 2012.

7. Resolution of the Board of Directors of Roswell Hospital Corporation of a Special Meeting of the Board of Directors held March 2, 2012.

8. Resolution of the Board of Directors of San Miguel Hospital Corporation of a Special Meeting of the Board of Directors held March 2, 2012.

9. Articles of Incorporation of Deming Hospital Group dated January 16, 1996.

10. Bylaws of Deming Hospital Group dated January 22, 1996.

11. Articles of Incorporation of Roswell Hospital Group dated February 6, 1999.

12. Bylaws of Roswell Hospital Group dated February 10, 1998.

13. Articles of Incorporation of San Miguel Hospital Group dated September 1, 1999.

14. Bylaws of San Miguel Hospital Group September 8, 1999.

The documents described in items (2) (3) and (4) above are collectively referred to in this Opinion Letter as the “Public Authority Documents”. The documents described in items (6) through (14) are collectively referred to as the

CHS/Community Health Systems, Inc.

March 28, 2012

“Constituent Documents”. All of the documents listed above are referred to together as the “Documents”.

Scope of Review: Reliance. In connection with the opinions set forth below, we have limited the scope of our review to the Documents, and we have relied, without investigation or analysis, upon information in the Documents. Except to the extent that the information constitutes a statement, directly or in practical effect, of any legal conclusion at issue, we have relied, without investigation or analysis, upon the information contained in representations made in the Documents and on information provided to us by representatives of Guarantors in certificates provided to us by officers of Guarantors.

Opinions. Based upon and subject to the foregoing and to the Assumptions and the Qualifications set forth below, we are of the opinion that:

1. The Guarantors are validly existing under the laws of New Mexico.

2. Each of the Guarantors have the requisite corporate power and authority to execute and deliver and to perform its obligations under the Indenture.

3. Each of the Guarantors have taken all necessary corporate action to duly authorize the execution, delivery and performance of the Indenture.

Assumptions. In rendering the opinions set forth above we have relied, without investigation, upon the assumptions set forth below:

1. Natural persons who are involved on behalf of Guarantors have sufficient legal capacity to carry out their role in it.

2. Each document submitted to us for review is accurate and complete, each such document that is a copy conforms to an authentic original, and all signatures on each such document are genuine.

3. Each Public Authority Document is accurate, complete and authentic, and all official public records (including their proper indexing and filing) are accurate and complete.

4. All statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the law of New Mexico are generally available (i.e., in terms of access and distribution following publication or other release) to lawyers practicing in New Mexico, and are in a format that makes legal research reasonably feasible.

5. The constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue unless a reported decision binding upon

CHS/Community Health Systems, Inc.

March 28, 2012

New Mexico courts has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity.

We have no actual knowledge that the foregoing assumptions are false. We have no actual knowledge that, under the circumstances, would make our reliance on the foregoing assumptions unreasonable.

Qualifications. Notwithstanding any provision in this Opinion Letter to the contrary, the foregoing opinions are subject to the following qualifications:

1. Exclusions. None of the foregoing opinions include any implied opinion. Moreover, unless explicitly addressed in this Opinion Letter, the foregoing opinions do not address any of the following legal issues, and we specifically express no opinion with respect thereto:

1.1 Compliance with fiduciary duty requirements.

1.2 Local Law.

2. The opinion stated in Opinion paragraph 1 is based solely on the Constituent Documents.

Closing.

We hereby consent to the filing of this opinion as Exhibit 5.10 to the Registration Statement on or about the date hereof, to the incorporation by reference of this opinion of counsel into the Registration Statement and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act. Kirkland & Ellis LLP, legal counsel to the Company and each of the Guarantors, may rely upon this opinion with respect to matters set forth herein that are governed by New Mexico law for purposes of its opinion being delivered and filed as Exhibit 5.1 to the Registration Statement.”

Very truly yours,

Modrall, Sperling, Roehl, Harris & Sisk, P.A.

By:	/s/ Ruth M. Schifani, Director
Ruth M. Schifani, Director